Exhibit 99.1

Dec. 17, 2007

Contact:

Wayne E. Travers Jr.

203-378-1152 ext. 111

Wise Metals Group LLC Announces

Third Quarter Results

•	Financing with the Retirement Systems of Alabama points to growth in 2008

•	Labor agreements extended through 2012

BALTIMORE, Md. —On Oct. 4, 2007, Wise Metals Group LLC (Company) announced it had expanded its relationship with the Retirement Systems of Alabama (RSA) by reaching an agreement with respect to a new $75 million convertible preferred equity transaction.

The preferred interest is convertible into a 25 percent common interest of the company. Previously, RSA, which manages approximately $33 billion on behalf of its members, provided a separate debt funding of $30 million to Wise Metals Group. This additional funding will be used to provide working capital and support business operations for Wise’s expanding can sheet business including their previously announced new foreign can sheet volumes as well as their increasing commercial alloys business.

Company officials further announced today that shipments of scrap at Wise Recycling increased 31 percent in the third quarter of 2007 versus the third quarter of 2006 while shipments at Wise Alloys decreased 23 percent, including a 20-percent decrease of can sheet shipments and a 36-percent decrease in shipments of commercial products. Overall shipments in the third quarter of 2007 totaled 174.6 million pounds compared to 203.8 million for the same period in 2006.

The decrease in can sheet shipment volumes was due mostly to can sheet customers reducing inventory quantities from year-end levels combined with the effects of slightly lower contractual volumes from existing can sheet customers which resulted from negotiations to improve pricing.

Sales decreased by 1 percent to $781.4 million for the nine months ended Sept. 30, 2007, compared to the same period in 2006 and approximately 12 percent to $244.8 million for the three months ended Sept. 30, 2007. For the nine months ended Sept. 30, 2007, company shipments totaled 545.2 million pounds, compared to 581.1 million pounds for the same period in 2006.

On Nov. 8, 2007, the members of the United Steelworkers voted to ratify a new five-year labor agreement putting an end to a week-long strike at the Company’s Wise Alloys facility in Muscle Shoals, Ala. Highlights of the new labor agreement include a fair compensation package and the recognition of pension and post retirement health insurance issues by eliminating other post-employment benefits (OPEB) in exchange for an enhanced pension benefit from the Steelworkers pension fund.

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Also included was the recognition of realities in health care by adjusting plan and increasing premiums paid by employees over the life of the contract.

The vote paved the way for Wise Alloys to return to increased levels of production ahead of a significant realized increase in demand for can sheet both domestically and abroad for 2008.

Net loss for the third quarter of 2007 was $25.7 million, which includes a $2.6 million unfavorable impact for FAS 133 (Accounting for Derivative Instruments and Hedging Activities). This compares to a net loss of $53.9 million in the third quarter of 2006, which includes a $22.0 million unfavorable impact for FAS 133 and a $25.0 million impact for metal costs accounted for on LIFO.

After adjusting for FAS 133 and LIFO, net loss for the third quarter of 2007 was $23.1 million, compared to a loss of $7.0 million in the third quarter of 2006. Significant items impacting the third quarter of 2007 include higher input costs and an approximate $15.2 million impact of the lag effect of metal and weaker scrap markets and an approximate $9.1 million impact of reduced sales and production levels. Third quarter selling, general and administrative costs also saw an increase of approximately $1.0 million primarily due to a specific customer reserve. Third quarter results from 2006 were impacted by an approximate $13.5 million impact from metal price caps on certain can sheet contracts for which those metal caps were eliminated January 1, 2007.

Interest costs for the quarter of $9.4 million reflect an increase of $0.8 million resulting from increased borrowings and higher interest rates.

“Our prospects for 2008 are becoming increasingly apparent as we have secured the three major component-objectives,” said Wise Metals Group Chairman and Chief Executive Officer David D’Addario. “After having secured increased volume for 2008 through strong international can sheet markets, we have now added an important financial partner with The Retirement Systems of Alabama and we have also now secured a long-term labor agreement that provides a fair and equitable means for Wise and its employees to finally move forward and compete in an expanding global marketplace.”

The RSA currently manages 20 funds with aggregate assets of approximately $33 billion. The RSA is the 14th largest internally managed public pension plan in the world and consists of the Teachers’ Retirement System, Employees’ Retirement System, Judicial Retirement Fund, and the Public Education Employees’ Health Insurance Plan. The RSA has a diverse portfolio with many real estate holdings in Alabama.

“The financing provided by the RSA will allow us to secure improved financial performance in 2008 by giving us the liquidity necessary to more effectively manage metal price risk and to bolster our production levels as needed to meet 2008 obligations,” explained Wise Metals Group Chief Financial Officer Ken Stastny.

Falling metal prices combined with slightly weaker scrap markets during the third quarter reduced profitability by approximately $15.2 million as the average price of aluminum fell from $1.28 per pound in the second quarter to $1.19 in the third quarter. Production levels during the quarter were also reduced significantly as the company managed inventory levels to maximize liquidity.

“We have recently been able to return to our formal hedging practices in order to better manage metal price risk,” said Wise Metals Group Treasurer Mike Sheridan. “Due to the RSA financing, our broker credit lines are being restored allowing us to once again manage this risk and we expect to be able to restore our desired levels of risk management by the first of the year.”

“I’m proud of the many significant long-term accomplishments that we have made this year not only in our industry but here at Wise Metals Group,” D’Addario added, “I am specifically proud of our new labor agreements, new financing and an improved global sales presence. We look forward to a promising 2008.”

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Cautionary Note Regarding Forward-Looking Statements

Certain statements made in this news release constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act, regarding the company’s future plans, objectives, and expected performance. Statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “estimate,” “intend,” or “plan” are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. The company cautions that any such forward-looking statements are based on assumptions that the company believes are reasonable, but are subject to a wide range of risks, and actual results may differ materially. Certain risks and uncertainties are summarized in the company’s filings with the Securities and Exchange Commission. The company takes no obligation to publicly update or revise any future looking statements to reflect the occurrence of future events or circumstances.

Wise Metals Group LLC

Consolidated Statements of Operations

(Unaudited)

	Three months ended September 30		Nine months ended September 30
Amounts in thousands	2007	2006	2007	2006
Net sales	$244,833	$279,297	$781,356	$791,150

Cost of sales	255,500	300,617	774,735	805,242

Gross margin (deficit)	(10,667)	(21,320)	6,621	(14,092)
Operating expenses:
Selling, general, and administrative	2,994	1,998	10,925	7,877

Operating loss	(13,661)	(23,318)	(4,304)	(21,969)
Other income (expense):
Interest expense and fees	(9,437)	(8,635)	(27,851)	(24,199)
Unrealized (loss) gain on derivative instruments	(2,613)	(21,974)	5,070	(20,719)

Net loss	$(25,711)	$(53,927)	$(27,085)	$(66,887)

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Wise Metals Group LLC

Consolidated Balance Sheets

	September 30, 2007	December 31, 2006
	(unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$1,138	$2,280
Restricted cash	3,123	7,889
Accounts receivable, less allowance	115,191	104,096
Inventories	109,710	116,902
Other current assets	5,129	9,830

Total current assets	234,291	240,997
Non-current assets:
Property and equipment, net	86,974	84,589
Other assets	9,323	8,724
Intangible Assets	326	326
Goodwill	283	283

Total non-current assets	96,906	93,922

Total assets	$331,197	$334,919

Liabilities and members’ deficit:
Current liabilities:
Accounts payable	$97,496	$71,131
Current portion of long-term debt	3,514	1,759
Borrowings under revolving credit facility	169,658	177,187
Accrued expenses, payroll and other	18,010	24,838

Total current liabilities	288,678	274,915
Non-current liabilities:
Term loans, less current portion	26,081	15,854
Senior notes	150,000	150,000
Accrued benefit liability	3,101	3,101
Other liabilities	13,858	12,485

Total non-current liabilities	193,040	181,440

Members’ deficit	(148,230)	(119,145)
Accumulated other comprehensive income	(2,291)	(2,291)

Total liabilities and members’ deficit	$331,197	$334,919

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Wise Metals Group LLC

Consolidated Statements of Cash Flows

(Unaudited)

	Nine months ended September 30,
	2007	2006
Cash flows from operating activities
Net loss	$(27,085)	$(66,887)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	9,810	9,375
Amortization of deferred financing fees	1,513	1,230
LIFO provision	—	25,000
Bad debt expense	2,449	—
Unrealized (gains) losses on derivative instruments	(5,070)	20,719
Changes in operating assets and liabilities:
Prepaid Deposits	4,766	(10,043)
Accounts receivable	(13,544)	(26,031)
Inventories	7,192	(22,412)
Other current assets	804	560
Accounts payable	26,365	23,798
Accrued expenses, payroll and other	1,400	8

Net cash provided by (used in) operating activities	8,600	(44,683)
Cash flows from investing activities
Purchase of equipment	(12,195)	(8,179)

Net cash used in investing activities	(12,195)	(8,179)
Cash flows from financing activities
Net (issuance) payments of short-term borrowings	(7,529)	48,968
Proceeds from sale-leaseback transaction	14,950	—
Payments on long-term obligations	(2,968)	(161)
Issuance of long-term borrowings	—	693
Purchase of member’s equity	(2,000)	—

Net cash provided by financing activities	2,453	49,500
Net decrease in cash and cash equivalents	(1,142)	(3,362)
Cash and cash equivalents at beginning of period	2,280	6,456

Cash and cash equivalents at end of period	$1,138	$3,094

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Non-GAAP Financial Measures

The company uses certain non-GAAP financial measures in evaluating its performance. These include Adjusted EBITDA. Adjusted EBITDA is not intended to represent cash flows from operations as defined using GAAP and should be considered in addition to, and not as a substitute for, cash flows as a measure of liquidity or net earnings as a measure of operating performance. A reconciliation of Adjusted EBITDA to net income (loss) is set forth in the financial tables below. The company includes Adjusted EBITDA information because this measure is used by management to measure our compliance with debt covenants and by investors and note holders to evaluate our ability to service debt. Our measure of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Reconciliation of Net Loss to Adjusted EBITDA

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
Net loss	$(25,711)	$(53,927)	$(27,085)	$(66,887)
Interest expense and fees	9,437	8,635	27,851	24,199
Depreciation and amortization	3,259	3,154	9,810	9,375
LIFO adjustment	—	25,000	—	25,000
Unrealized loss (gain) on derivative instruments	2,613	21,974	(5,070)	20,719

Adjusted EBITDA	$(10,402)	$4,836	$5,506	$12,406

About Wise Metals Group

Based in Baltimore, Md., Wise Metals Group LLC includes Wise Alloys, the world’s third-leading producer of aluminum can stock for the beverage and food industries and an environmentally friendly company using recycled aluminum in the production of its can stock; Wise Recycling, one of the largest, direct-from-the-public collectors of aluminum beverage containers in the United States, operating shipping and processing locations throughout the United States that support a network of neighborhood collection centers; and Listerhill Total Maintenance Center, specializing in providing maintenance, repairs and fabrication to manufacturing and industrial plants worldwide ranging from small on-site repairs to complete turn-key maintenance.

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